Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of GulfMark Offshore, Inc. for the registration of $160,000,000 of Senior Notes due 2014 and to the incorporation by reference therein of our report dated February 26, 2004, with respect to the consolidated financial statements of GulfMark Offshore, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
November 12, 2004